PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: The Ruth Group Jason Rando (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical to Present at Canaccord Genuity's Musculoskeletal Conference

Warsaw, Indiana, February 9, 2010 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today that Thomas J. Sullivan, President and Chief Executive Officer, and Fred L. Hite, Senior Vice President and Chief Financial Officer, are scheduled to present at Canaccord Genuity's Musculoskeletal Conference in San Diego, CA.

Event:  Canaccord Genuity's Musculoskeletal Conference
Date: Tuesday, February 15, 2011
Time: 3:20 p.m. PT

A live Web cast of the presentation will be available on Symmetry Medical’s Web site at www.symmetrymedical.com. A replay of the Web cast will be available for 30 days after the date of the presentation.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

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